Exhibit 10.3

Exhibit A

SETTLEMENT, MUTUAL TERMINATION AND GENERAL RELEASE

This Settlement, Mutual Termination and General Release (the “Agreement”) is entered into as of October 2, 2009 between Select Comfort Corporation, a Minnesota corporation (“Select Comfort”), on the one hand, and Sterling SC Investor, LLC, a Delaware limited liability company (“Investor”), and Sterling Capital Partners III, L.P., a Delaware limited partnership, on the other (together with Investor, “Sterling”); Select Comfort and Sterling are referred to collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, on May 22, 2009, Select Comfort and Investor entered into a Securities Purchase Agreement (the “SPA”) (capitalized terms used but not otherwise defined herein shall have the respective meanings provided for such terms in the SPA), and Sterling Capital Partners III, L.P. provided a Guarantee with respect to the SPA;

WHEREAS, the SPA conditions each Party’s obligation to effectuate the transactions contemplated by the SPA upon the approval of the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares of Select Comfort common stock present in person or represented by proxy and entitled to vote on the SPA at a duly called meeting of the shareholders, and (2) a majority of the voting power of the minimum number of the shares of Select Comfort common stock entitled to vote that would constitute a quorum for the transaction of such business at the meeting (“Shareholder Approval”);

WHEREAS, the SPA permits either Party to terminate the SPA if the SPA has been submitted to the Select Comfort shareholders and has failed to obtain Shareholder Approval;

WHEREAS, on August 27, 2009, Select Comfort convened a special meeting of shareholders (the “Shareholder Meeting”) for the purpose of voting on the SPA (the “Shareholder Meeting”);

WHEREAS, according to Select Comfort, the SPA failed to obtain Shareholder Approval at the Shareholder Meeting;

WHEREAS, on September 1, 2009, Investor commenced an action in the Court of Chancery of the State of Delaware (the “Delaware Court”) against Select Comfort, styled Sterling SC Investor, LLC v. Select Comfort Corp., C.A. No. 4855-CC (the “Litigation”), for injunctive relief seeking, among other things, a recount of the shareholder vote at the Shareholder Meeting and an injunction preventing Select Comfort from terminating the SPA;

WHEREAS, Sterling SC Investor, LLC and Select Comfort have negotiated a new Securities Purchase Agreement (the “New SPA”), which is dated as of the same date as this Agreement;

WHEREAS, subsequent to the commencement of the Litigation, counsel for the Parties engaged in arm’s length discussions and negotiations regarding a potential resolution of the claims asserted and relief sought in the Litigation;

WHEREAS, Select Comfort denies all allegations of wrongdoing, fault, liability or damage to Sterling, denies that it engaged in any wrongdoing, denies that it committed any violation of law or contract, denies that it acted improperly in any way, believes that it acted properly at all times, believes the Litigation has no merit, and maintains that it has committed no breach of any obligation to Sterling, but wishes to settle solely for the reasons set forth herein;

WHEREAS, Sterling denies all allegations of wrongdoing, fault, liability or damage to Select Comfort, denies that it engaged in any wrongdoing, denies that it committed any violation of law or contract, denies that it acted improperly in any way, believes that it acted properly at all times, believes the Litigation has merit, and maintains that it has committed no breach of any obligation to Select Comfort, but wishes to settle solely for the reasons set forth herein;

WHEREAS, each of the Parties recognizes the inconvenience, time and expense that would be incurred by continued litigation; and

WHEREAS, the Parties believe that an out-of-court resolution is in their best interests and therefore wish to settle and resolve the claims asserted in the Litigation on the terms set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

A.                                    Dismissal Of The Litigation

Immediately upon the execution and delivery of this Agreement by all the Parties, Sterling shall file with the Delaware Court a notice, in the form attached as Exhibit A, which voluntarily dismisses the Litigation with prejudice, with each side to bear its own attorneys’ fees, costs and expenses.

B.                                    Termination Of The SPA

1.                                       Upon the execution and delivery of this Agreement by all the Parties, Select Comfort and Sterling hereby terminate the SPA pursuant to, and in accordance with the terms of, Section 12(a) of the SPA.

2.                                       Contemporaneously with the execution and delivery of the New SPA, Select Comfort is delivering a payment to Sterling in the amount of $1,750,000, by wire transfer of immediately available funds to an account designated by Sterling as reimbursement for the out-of-pocket expenses incurred by Sterling and its affiliates in connection with the SPA, the New SPA and the transactions contemplated thereby (the “Expense Reimbursement”).  Sterling acknowledges and agrees that the delivery of the Expense Reimbursement to Sterling and the execution and delivery of the New SPA shall constitute the full and final satisfaction of any and all obligations of Select Comfort owed to Sterling under the SPA.

C.                                    Effect Of Termination; Mutual Release Of Claims

1.                                       Upon the execution and delivery of this Agreement by all the Parties, the delivery of the Expense Reimbursement to Sterling and with no further action by any Party, Sterling on behalf of itself and each of its parents, affiliates, predecessors, successors and assigns, and on behalf of each of their respective current and former officers, directors, managers, members, partners, employees, agents and other representatives in their capacity as such (collectively the “Sterling Releasing Parties”), shall be deemed to have, and by operation of law shall have, irrevocably waived, released and forever discharged Select Comfort and any of its parent entities, controlling persons, associates, affiliates or subsidiaries and each and all of their respective past, present or future officers, directors, principals, representatives, employees, attorneys, financial or investment advisors, insurers, co-insurers and re-insurers, consultants, accountants, investment bankers, commercial bankers, underwriters, brokers, dealers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors and assigns (collectively the “Select Comfort Released Parties”) from any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including Unknown Claims (defined below), that any or all Sterling Releasing Parties ever had, now have, or may have, or otherwise could, can, or might assert, whether direct, derivative, individual, class, representative, legal, equitable or of any other type, or in any other capacity, against any of the Select Comfort Released Parties, whether based on state, local, foreign, federal, statutory, regulatory, common or other law or rule (including but not limited to any claims under federal securities laws or state disclosure law or any claims that could be asserted derivatively on behalf of Select Comfort), which, now or hereafter, are based upon, arise out of, relate in any way to, or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that were, could have been, or in the future can or might be alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to, directly or indirectly, the SPA and the transactions contemplated by the SPA, the Shareholder Meeting, the Shareholder Approval, the Litigation or the subject matter of the Litigation in any court, tribunal, forum or proceeding, including, without limitation, any and all claims which are based upon, arise out of, relate in any way to, or involve, directly or indirectly, (i) any actions, deliberations, or negotiations in connection with the SPA, including communications by Select Comfort and/or Sterling to the Select Comfort shareholders relating to the SPA, (ii) any conduct of any Select Comfort Released Party in connection with the Shareholder Meeting or the solicitation of the Shareholder Approval, (iii) the fees, expenses or costs incurred in prosecuting, defending or settling the Litigation, or (iv) any of the allegations in any of the complaints filed in the Litigation (collectively, the “Sterling Released Claims”); provided, however, that the Sterling Released

Claims shall not include the right to enforce this Agreement or any obligation under or related to the New SPA or the Transaction.

2.                                       Upon the execution and delivery of this Agreement by all the Parties, the delivery of the Expense Reimbursement to Sterling, and with no further action by any Party, Select Comfort on behalf of itself and each of its parents, affiliates, predecessors, successors and assigns, and on behalf of each of its respective current and former officers, directors, managers, members, employees, agents and other representatives in their capacity as such (collectively the “Select Comfort Releasing Parties”), shall be deemed to have, and by operation of law shall have, irrevocably waived, released and forever discharged Sterling and all of its respective parent entities, controlling persons, associates, affiliates and subsidiaries and each and all of their respective past, present or future officers, directors, principals, representatives, employees, attorneys, financial or investment advisors, insurers, co-insurers and re-insurers, consultants, accountants, investment bankers, commercial bankers, underwriters, brokers, dealers, advisors and agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, managers, partners, joint ventures, personal and legal representatives, estates, administrators, predecessors, successors and assigns (collectively the “Sterling Released Parties”) from any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including Unknown Claims (defined below), that any or all Select Comfort Releasing Parties ever had, now have, or may have, or otherwise could, can, or might assert, whether direct, derivative, individual, class, representative, legal, equitable or of any other type, or in any other capacity, against any of the Sterling Released Parties, whether based on state, local, foreign, federal, statutory, regulatory, common or other law or rule (including but not limited to any claims under federal securities laws or state disclosure law or any claims that could be asserted derivatively on behalf of Sterling), which, now or hereafter, are based upon, arise out of, relate in any way to, or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that were, could have been, or in the future can or might be alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to, directly or indirectly, the SPA and the transactions contemplated by the SPA, the Shareholder Meeting, the Shareholder Approval, the Litigation or the subject matter of the Litigation in any court, tribunal, forum or proceeding, including, without limitation, any and all claims which are based upon, arise out of, relate in any way to, or involve, directly or indirectly, (i) any actions, deliberations, or negotiations in connection with the SPA, including communications by Select Comfort and/or Sterling to the Select Comfort shareholders, (ii) any conduct of any Sterling Released Party in connection with the Shareholder Meeting or the solicitation of the Shareholder Approval, (iii) the fees, expenses or costs incurred in prosecuting, defending or settling the Litigation, or (iv) any of the allegations in any of the complaints filed in the Litigation (collectively, the “Select Comfort Released Claims”); provided, however, that the Select Comfort Released Claims shall not include the right to enforce this Agreement or any obligation under or related to the New SPA or the Transaction.

3.                                       “Unknown Claims” means any claim that a Party does not know or suspect exists in its favor at the time of the release of claims pursuant to this Agreement, including without limitation those which, if known, might have affected either Party’s decision to enter into this Agreement.  With respect to any of the Sterling Released Claims and Select Comfort Released Claims, the Parties agree that, immediately upon the execution of this Agreement, the delivery of the Expense Reimbursement to Sterling, and with no further action by any Party, the Sterling Releasing Parties and the Select Comfort Releasing Parties shall have expressly waived, relinquished and released any and all provisions, rights and benefits conferred by or under CAL. CIV. CODE § 1542 or any law of the United States or any state of the United States or territory of the United States, or principle of common law, which is similar, comparable or equivalent to CAL. CIV. CODE § 1542, which provides: “A general release does not extend to claims which the creditor does not know or suspect exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  Each of the Parties, on behalf of itself and the other Sterling Releasing Parties and Select Comfort Releasing Parties, respectively, expressly acknowledges that it or its attorneys may discover claims, damages, facts or law in addition to or different from those now known or believed to be true, but that it is each Party’s intention, upon execution of this Agreement, the delivery of the Expense Reimbursement to Sterling and with no further action by any Party, to completely, fully, finally and forever settle and release each and every matter released in this Agreement, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts.  Each of the Parties expressly acknowledges that the inclusion of “Unknown Claims” was separately bargained for by the other Party, is a key element of this Agreement, and was relied upon by the other Party in entering into this Agreement.

D.                                    Covenant Not to Sue

1.                                       Sterling hereby covenants to the Select Comfort Released Parties not to, with respect to any Sterling Released Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by any person, including Patrick A. Hopf, Clinton Group, Inc. and Clinton Magnolia Master Fund, Ltd., of a suit, arbitration, mediation or claim (including any third party or derivative claim) against any Select Comfort Released Party relating to any Sterling Released Claim.  Notwithstanding the foregoing, Sterling may comply with the requirements imposed on it through the issuance of a subpoena, court order, or other compulsory process of law (each, a “Legal Order”) provided, that (i) the Legal Order is a valid order of a court or governmental agency of competent jurisdiction, (ii) Sterling promptly notifies Select Comfort that it received a Legal Order, and (iii) Sterling takes all actions that are reasonable and necessary for it to comply, to the maximum extent possible, with its obligations under this Agreement.  Sterling may reimburse Mr. Hopf for costs and expenses incurred by him but only to the extent that such costs and expenses were incurred prior to the date of this Agreement and in connection with litigation relating to the Shareholder Meeting and indemnify Mr. Hopf with respect thereto.  The covenants contained in this Section D(1) shall survive this Agreement indefinitely regardless of any statute of limitations.

2.                                       Select Comfort hereby covenants to the Sterling Released Parties not to, with respect to any Select Comfort Released Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by any person of a suit, arbitration, mediation or claim (including any third party or derivative claim) against any Sterling Released Party relating to any Select Comfort Released Claim.  The covenants contained in this Section D(2) shall survive this Agreement indefinitely regardless of any statute of limitations.

E.                                      Non-Disparagement And Public Statements

1.                                       No Party shall make or knowingly encourage any other person to make directly or indirectly any public or private statement, whether written or oral, that disparages, defames, is critical of, or misrepresents (a) the respective rights and obligations of the Parties under the SPA, (b) the conduct of the Parties relating to the SPA, the solicitation of the Shareholder Approval or the Shareholder Meeting, or (c) the facts that are the subject of the allegations made in the Litigation; provided, however, that nothing herein shall prohibit any statement required to be made to respond to any legal or regulatory process or proceeding, to give testimony under oath or to file any necessary documents in any legal or administrative proceeding arising out of or relating to the SPA or its termination.

2.                                       Each of the Parties may issue a press release announcing the execution of this Agreement shortly after its execution by all the Parties, which press releases shall be subject to the prior review and approval of the other Party, which approval shall not be unreasonably withheld.  Other than as a Party may determine it necessary to respond to any legal or regulatory process or proceeding, to give testimony under oath, or to file any necessary documents in any legal or regulatory proceeding or as may be required by law, each of the Parties will use its reasonable best efforts not to make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the jointly approved statements in the press release(s) issued pursuant to this Section E.

F.                                      No Admission; Evidentiary Effect Of Settlement

The Parties are entering into this Agreement solely because the proposed settlement will eliminate the burden and risks associated with continuing litigation.  Neither this Agreement nor the fact or any terms of this Agreement, nor the settlement proceedings, nor the settlement negotiations, nor statements in connection therewith, nor any related documents shall:

1.                                       constitute or constitute evidence of an admission or concession by any person regarding any claims, damages, liability or wrongdoing or damages whatsoever;

2.                                       be used or construed as an admission or other evidence of any fault, liability or wrongdoing by or damage to any person, other than such proceedings as may be necessary to consummate or enforce this Settlement Agreement; or

3.                                       be argued to be, or offered or received in evidence as, an admission, concession, presumption or inference against any person in any proceeding, other than such proceedings as may be necessary to consummate or enforce this Settlement Agreement.

G.                                    Validity And Due Consideration

Each Party represents and warrants to each other Party that: (i) it is duly authorized to execute and deliver this Agreement and no further corporate or other authorizations (including any director, shareholder or member approvals) are required for such Party’s execution, delivery and performance of this Agreement; and (ii) this Agreement constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

H.                                    Notice

Any notices or other communications required or permitted under this Settlement Agreement (“Notices”) shall be in writing and delivered by overnight courier or personal delivery to the intended recipient (the “Notice Party”) at the addresses set forth below.  All Notices shall be deemed given when delivered to the address designated below, addressed to the attention of the person or persons designated below:

1.                                       If to Select Comfort:

Select Comfort Corporation

9800 59th Avenue North

Minneapolis, Minnesota 55442

Attention: William McLaughlin, and Mark Kimball, Esq.

Facsimile: (763) 551-6888

With a copy to (which shall not constitute notice):

Oppenheimer Wolff Donnelly LLP

Plaza VII, Suite 3300

45 South Seventh Street

Minneapolis, MN 55402-1609

Attention: Thomas R. Marek, Esq.

Facsimile: (612) 607-7100

2.                                       If to Sterling:

Sterling SC Investor, LLC

1033 Skokie Boulevard

Suite 600

Northbrook, Illinois 60062

Attention: Office of

General Counsel

Facsimile: (847) 480-0199

With a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, Illinois 60661-3693

Attention: Jeffrey R. Patt, Esq., and Mark D. Wood, Esq.

Facsimile: (312) 902-1061

The above designated names and addresses may be changed by written notice delivered in the manner prescribed in this section.

I.                                         Miscellaneous Provisions

1.                                       This Agreement may be amended, waived or modified only by a written instrument signed by all Parties hereto or their successors.

2.                                       The Parties represent and agree that the terms of the Agreement were negotiated at arm’s length and in good faith by the Parties, and reflect a settlement that was reached voluntarily based upon adequate information and sufficient discovery and after consultation with experienced legal counsel.

3.                                       The waiver by any Party of any breach of this Agreement by any other Party shall not be deemed a waiver of that or any other prior or subsequent breach of any provision of this Agreement by any other Party.

4.                                       This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and no representations, warranties or inducements have been made to or relied upon by any Party concerning this Agreement, other than the representations, warranties and covenants expressly set forth in this Agreement and the New SPA and any other Transaction agreement contemplated thereby.

5.                                       This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.  No Party shall be bound by this Agreement unless and until it has been executed and delivered by all of the Parties.

6.                                       This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto, including any and all of the Select Comfort Released Parties and Sterling Released Parties, and any corporation, partnership, or other entity into or with which any Party hereto may merge, consolidate or reorganize.

7.                                       The Parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.                                       Each Party hereto represents and warrants that he or it is the legal owner of all rights and claims attributable to it that are the subject matter of this Agreement and that there has been no assignment, hypothecation or transfer by operation of law or otherwise of any such rights or claims.

9.                                       The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting bonds or other undertaking in connection therewith.  The Parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court, and the Parties hereby waive any such requirement of such a bond or undertaking.

10.                                 Notwithstanding the terms of Section B.1. of this Agreement, Select Comfort and Sterling hereby acknowledge and agree that, for federal and state income tax purposes only, the New SPA and the transactions contemplated thereby, including this Agreement, originate with and relate back to the SPA, and each party shall file all tax returns in a manner consistent with such treatment. Select Comfort shall not file an IRS Form 1099 MISC (or any other series 1099 form) as no income or gain shall be deemed realized by Sterling, or expense or deduction realized by Select Comfort other than the Expense Reimbursement,  in connection with the New SPA, and the transactions contemplated thereby, including this Agreement.

11.                                 This Agreement and the transactions contemplated by this Agreement, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without reference to conflict of laws principles.

12.                                 Each of the Parties to this Agreement (a) irrevocably submits itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such suit, action or proceeding shall be brought, heard and determined exclusively in the Delaware Court of Chancery (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware), (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) expressly waives, and agrees not to plead or to make any claim that any such action or proceeding is subject (in whole or in part) to a jury trial.  Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph.  Each of the Parties further agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof.

13.                                 All titles, headings and captions herein are solely for the convenience of the Parties, and the same shall not be used or construed to interpret or alter the substantive provisions of the paragraphs and subparagraphs to which they pertain.

14.                                 If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

*                                         *                                         *

IN WITNESS WHEREOF, the parties hereto have caused this Settlement, Mutual Termination and General Release to be executed on their behalf.

SELECT COMFORT CORPORATION

By:	/s/ James Raabe
Name:	James Raabe
Title:	Chief Financial Officer

STERLING SC INVESTOR, LLC

By:	Sterling Capital Partners III, LP
Its:	Sole Member

By:	SC Partners III, LP
Its:	General Partner

By:	Sterling Capital Partners III, LLC
Its:	General Partner

By:	/s/ R. Christopher Hoehn-Saric
Name:	R. Christopher Hoehn-Saric
Title:	Senior Managing Director

STERLING CAPITAL PARTNERS III, LP

By:	SC Partners III, L.P.
Its:	General Partner

By:	Sterling Capital Partners III, LLC
Its:	General Partner

By:	/s/ R. Christopher Hoehn-Saric
Name:	R. Christopher Hoehn-Saric
Title:	Senior Managing Director

EXHIBIT A

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

STERLING SC INVESTOR, LLC, a Delaware	)
limited liability company,	)
)
)
Plaintiff,	)	Case No. 4855-CC
)
v.	)
)
SELECT COMFORT CORPORATION,	)
a Minnesota corporation,	)
)
Defendant.	)

NOTICE OF DISMISSAL

Please take notice that, pursuant to Court of Chancery Rule 41, the above-captioned action is hereby dismissed with prejudice.

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

Martin P. Tully (#465)
Thomas W. Briggs (#4076)
1201 N. Market Street
Wilmington, Delaware 19801
(302) 658-9200
Attorneys for Plaintiff

Dated:  October     , 2009